May 13, 2009

Ocean Smart, Inc.
400 Professional Drive, Suite 310
Gaithersburg, MD  20879
Attn:  Michael Boswell

Cc:  Stephen Weiss, Hodgson Russ LLP

Dear Mr. Boswell,

Reference is made to Section 3.21 of the Series D Convertible Preferred Stock Purchase Agreement dated as of May 29, 2008 (the “SPA) among Edgewater Foods International, Inc. (which entity has since changed its name to Ocean Smart, Inc. and is referred to herein as the “Company”) and Vision Opportunity Master Fund, Ltd. (“VOMF”).

Pursuant to Section 3.21, the Company is required to reconstitute its Board of Directors if it does not his certain performance targets outlined in Schedule 3.21 to the SPA.  The Company has not hit the first three performance targets for the quarters ended August 31, 2008, November 30, 2008 and February 28, 2009.

Vision hereby invokes Section 3.21 of the SPA and requests/demands that the Company Comply with its obligation to decrease the size of the Board of Directors to five (5) members, of which at least three (3) shall be appointed by a majority of the purchases of Series D Convertible Preferred.

VOMF and its affiliate Vision Capital Advantage Fund, LP (“VCAF”) hold a majority of the Series D Convertible Preferred Stock and VOMF and VCAF intend to appoint the following individuals to the Board of Directors:
1.	Javier Idrovo
2.	Michael Ross
3.	Christopher Wall

Please forthwith begin the process of reconstituting the Board of Directors as set forth in Section 3.21 of the SPA.

Sincerely,
/s/ Adam Benowitz
Adam Benowitz, as Director of the Vision Opportunity Master Fund, Ltd. And as an Authorized Signatory of Vision Capital Advantage Fund, LP